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EXHIBIT 12.1

HCC INDUSTRIES INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)

	For The Year Ended
	March 31, 2001	April 1, 2000		April 3, 1999
Earnings:
Earnings (loss) before taxes and extraordinary item	$8,737	$(3,859)		$8,692
Add: Fixed charges(1)	10,717	11,333		11,190

	$19,454	$7,474		$19,882

Fixed Charges:(1)
Interest expense	$10,717	$11,333		$11,190

Ratio of Earnings to Fixed Charges	1.8	—	(2)	1.8

(1)
The ratios of earnings to fixed charges were computed by adding earnings before income taxes and extraordinary item to fixed charges and dividing by fixed charges. Fixed charges consist of interest expense and amortization of debt issuance costs.

(2)
The Company's earnings were insufficient to cover fixed charges for the fiscal year ended April 1, 2000. The dollar amount of the deficiency was $3,859,000.

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  EXHIBIT 12.1
HCC INDUSTRIES INC. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (in thousands)